Exhibit 99.1

July 15, 2008

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2008 Results

Fontana, CA.—California Steel Industries, Inc. (“CSI”) today reported second quarter results for the period ended June 30, 2008. Sales revenues for the quarter are $431.1 million on shipments of 432,771 net tons, resulting in net income of $44.2 million. Year-to-date, sales revenues are $800.3 million, resulting in net income of $53.8 million.

Sales revenue for the period is 28 percent higher than second quarter 2007. Net income was also higher than second quarter 2007’s result of $8.2 million. EBITDA is $80.3 million in second quarter 2008, also higher than the $24.4 million result of second quarter 2007. Year-to-date EBITDA is $106.9 million, higher than the same period 2007 of $37.1 million.

“CSI realized strong margins during this quarter,” said Vicente Wright, President and CEO. “Unlike the international market, today’s economic conditions in the United States are reflected in somewhat softer shipment levels. However, CSI’s continued focus on cost controls throughout the company enabled us to report these results,” he continued.

Compared to first quarter 2008’s sales of $369.2 million, net sales in second quarter 2008 are 17 percent higher. Shipments are 7 percent lower in second quarter 2008 than in first quarter 2008, down slightly from 464,962 tons. Net income in second quarter 2008 is more than four times first quarter 2008’s net income of $9.6 million.

Tonnage sold during second quarter 2008 is two percent less compared to the second quarter of 2007. Sales volumes are as follows (net tons):

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Hot Rolled	169,930	159,530	346,161	323,779
Cold Rolled	45,681	44,750	103,721	79,942
Galvanized	146,853	179,801	314,471	356,690
ERW Pipe	70,307	59,251	133,380	115,851

Total	432,771	443,332	897,733	876,262

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Billed net tons	432,771	443,332	897,733	876,262
Net sales revenue	$431,118	$335,792	$800,315	$650,475
Cost of sales	$352,153	$310,827	$695,404	$615,056
SG&A	$8,023	$7,068	$14,847	$14,926
Operating income	$70,638	$17,821	$87,959	$20,292
Interest expense, net	$2,065	$2,416	$4,518	$5,354
Income before tax	$70,109	$14,260	$86,152	$16,418
Net income	$44,241	$8,175	$53,849	$9,481
Depreciation	$8,124	$7,701	$16,202	$15,334

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$68,587	$90,276	$147,550	$73,221
Investing Activities	$(7,223)	$(8,400)	$(14,504)	$(13,158)
Financing Activities	$40,000	$(40,000)	$13,500	$(21,183)

EBITDA	$80,298	$24,377	$106,872	$37,106

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

On March 28, 2008, CSI entered into a term loan agreement with the Bank of Tokio-Mitsubishi Ltd. For a $40 million unsecured five year term loan to finance construction of a reheat furnace and other capital needs. On April 1, 2008, the entire principal amount of $40 million was received by CSI.

There is no outstanding balance under the Company’s Revolving Credit Agreement as of June 30, 2008, with availability of over $109.2 million. The Company has a balance of cash and cash equivalents as of June 30, 2008 of $160.2 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.